Exhibit 99.1

(CORRECTED) Leo Motors Signs $30,000,000 Sales Contract
Seoul, South Korea / December 20, 2016 / Leo Motors Korea Inc., a subsidiary of Leo Motors Inc. (OTCQB: LEOM) signed a sales contract with Miho Story, Inc. for the manufacture of smart phone electric vending trucks. The initial order totals approximately thirty million dollars for 500 trucks. This will be followed in two years by the manufacture of 1,000 trucks for an additional sixty million dollars.  The truck design and operation solutions were developed by Leo Motors Korea. (This "correction" retracts and replaces the earlier figures of $300 million and $600 million respectively due to scrivener's error.)

The vending trucks will be equipped with Leo Motors Korea's proprietary high efficient Energy Storage System (ESS) that interacts with the cloud server and the vehicle diagnosis system developed by Leo Artificial Intelligence Connected, Inc, another LEOM subsidiary. Additionally the ESS power source is "swappable" using Leo's patented cartridge battery system.
By using ESS, the trucks avoid using Internal Combustion Engines and their pollution while using electricity to market smart phones and their accessories on the street.  Being connected to Leo's patented Multi Drive Recorder (MDR), allows vending truck operators to move in real time to high sales potential locations. Leo's connected car technology also provides anti-theft, on road battery swap, and real time maintenance services because Leo's MDR is continually scanning every component of the vending truck.

(주) 레오모터스
(주) 미호이야기
이동형 휴대전화 판매트럭 사업에 대한 포괄적 업무계약 체결식
Business Partnership Agreement for Express Mobile Phone Truck
일시: 2016년 12월 20일 (화)
장소: (주)레오모터스 R&D센터

Dr. Kang, CEO of Leo Motors, Inc. said, "We are excited about this important contract in that it signals that Leo Motors Korea is becoming a profit generating company."
About Miho Story, Inc
Miho Story is one of the largest mobile phone marketers in Korea for the past 10 years. They have patented the business model of the smart phone vending truck. Currently, the Korea government regulates the Internet and mobile sales of cellular phones to prevent the phone fraud. The cellular phone marketer must verify the purchaser's official Identification Card using an ID scanner. Miho's vending truck will deliver smart phones on the street as well as those ordered through the Internet and on mobile devices.
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's reports and registration statements filed with the Securities and Exchange Commission.
For More Information Please Call
Princeton Research, Inc
Mike King 702.650.3000